Exhibit 99.1

IRIDEX Announces Second Quarter 2020 Financial Results

MOUNTAIN VIEW, Calif., August 6, 2020 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended June 27, 2020.

Second Quarter Summary

•	Total revenue declined 40% to $6.2 million versus $10.4 million in the prior year period
o	Cost control measures limited net loss to $2.8m, a 15% increase compared to $2.4m during the same period in the prior year
o	April experienced the low point for revenue, with a steady increase during the rest of the quarter
•	Cyclo G6® product family revenue of $2.1 million versus $3.4 million in the prior year period
o	Shipped 7,866 Cyclo G6 probes and 42 Cyclo G6 Glaucoma Laser Systems
o	Cyclo G6 probe shipments in June exceeded 80% of pre-COVID levels
•	Ending cash balance was $11.6 million, an increase of approximately $500,000 from March 28, 2020

Commenting on the quarter, David I. Bruce, President and CEO of IRIDEX, said, "The worldwide suspension of non-urgent procedures for parts of the first and second quarters significantly impacted our short-term sales volumes.  However, I am proud of the IRIDEX team's adjustments and ongoing commitment in this challenging environment. Despite the revenue impact, there were several encouraging catalysts. We saw a rebound begin in our Cyclo G6 probe shipments in May, followed by a significant step up in June. Conversion among U.S. customers to our recently revised glaucoma probe is largely completed, and international conversions have exceeded 50%, well ahead of our initial goals. The operations restructuring late last year and earlier this year significantly reduced operating expenses, and coupled with expense adjustments made during the pandemic, led to our net loss remaining nearly stable compared to the prior year quarter and our net loss for the first half of 2020 was significantly less than the first half of 2019,” stated Mr. Bruce.

“Treatment for glaucoma cannot be deferred indefinitely, and we are seeing a solid recovery path in our Cyclo G6 probe business as ambulatory surgical centers and hospitals resume treatment. Combining this recovery with significant additional physician awareness generated during COVID shelter-in-place periods by participation from over 2,500 physicians and partners in our virtual events, and renewed interest from both new and existing customers to adopt our revised MP3 probe, gives us confidence in our opportunity to drive strong long-term growth in our glaucoma business,” concluded Mr. Bruce.

Second Quarter 2020 Financial Results

Revenue for the three months ended June 27, 2020 decreased 40% to $6.2 million from $10.4 million during the same period of the prior year. All segments of the business were affected by the global reduction in business activity driven by pandemic isolation measures.  Recovery of revenue was led by our single-use probe products for glaucoma and retina surgery.

Gross profit for the second quarter of 2020 was $2.4 million, representing a 38.7% gross margin. The decline of 4.9 percentage points compared to the prior year was as a result of fixed overhead expenditures being absorbed over a lower sales volume. End-user pricing and component materials costs remained consistent with prior periods.

Operating expenses for the second quarter of 2020 decreased 26% to $5.2 million compared to $7.0 million in the same period of the prior year. The decrease in operating expenses was the result of significant cost savings measures implemented in the second half of 2019 and a reduction in variable expenses as COVID-19 resulted in reduced business activity in the second quarter.

Loss from operations for the second quarter of 2020 increased to $2.8 million, compared to $2.5 million for the same period of the prior year, resulting in a net loss of $0.20 per share versus a net loss of $0.18 during the same period last year. For the first half of 2020, operating loss decreased 19% to $4.4 million versus $5.5 million in in the first half of 2019, representing a net loss of $0.32 per share versus a net loss of $0.40 during the same period last year.

Cash increased during the quarter by approximately $500,000 and the Company ended the quarter with $11.6 million in cash and cash equivalents. The Company received a $2.5 million loan under the U.S. Treasury Department’s Paycheck Protection Program that may be wholly or partly forgiven if IRIDEX fulfills certain requirements under the program.

Guidance for Full Year 2020

The COVID-19 outbreak continues to create a broadly variable business environment for IRIDEX. The degree and timing to which these variables will impact the Company’s future business is uncertain. As a result, IRIDEX is unable to provide a meaningful guidance range for its full year 2020 results.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 6486158. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the impact of COVID-19 on our business, the recovery in procedures and products sales, the future demand, utilization and order levels for our products and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Total revenues	$6,219	$10,426	$15,240	$21,021
Cost of revenues	3,813	5,877	8,918	12,215
Gross profit	2,406	4,549	6,322	8,806

Operating expenses:
Research and development	807	929	1,526	1,887
Sales and marketing	2,693	3,462	5,845	7,553
General and administrative	1,690	2,626	3,388	4,870
Total operating expenses	5,190	7,017	10,759	14,310

Loss from operations	(2,784)	(2,468)	(4,437)	(5,504)
Other income, net	9	58	18	52
Loss from operations before provision for income taxes	(2,775)	(2,410)	(4,419)	(5,452)
Provision for income taxes	5	9	12	15
Net loss	$(2,780)	$(2,419)	$(4,431)	$(5,467)

Net loss per share:
Basic	$(0.20)	$(0.18)	$(0.32)	$(0.40)
Diluted	$(0.20)	$(0.18)	$(0.32)	$(0.40)

Weighted average shares used in computing net loss per share
Basic	13,792	13,648	13,789	13,639
Diluted	13,792	13,648	13,789	13,639

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	June 27,	December 28,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$11,624	$12,653
Accounts receivable, net	5,784	9,323
Inventories	7,847	8,174
Prepaid expenses and other current assets	508	401
Total current assets	25,763	30,551
Property and equipment, net	589	730
Intangible assets, net	76	84
Goodwill	533	533
Operating lease right-of-use assets, net	2,156	2,764
Other long-term assets	158	151
Total assets	$29,275	$34,813

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$557	$2,592
Accrued compensation	1,552	2,398
Accrued expenses	1,445	1,544
Current portion of PPP loan	1,110	-
Accrued warranty	244	380
Deferred revenue	1,222	1,450
Operating lease liabilities	1,445	1,414
Total current liabilities	7,575	9,778

Long-term liabilities:
PPP Loan	1,387	-
Accrued warranty	130	156
Deferred revenue	302	360
Operating lease liabilities	1,068	1,795
Other long-term liabilities	19	19
Total liabilities	10,481	12,108

Stockholders' equity:
Common stock	148	147
Additional paid-in capital	73,619	73,093
Accumulated other comprehensive income	73	80
Accumulated deficit	(55,046)	(50,615)
Total stockholders' equity	18,794	22,705

Total liabilities and stockholders' equity	$29,275	$34,813